SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

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Notes:

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 29, 2004

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 29, 2004, at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors: Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso and Michael J. Ward;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2004; and

(3)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on November 24, 2003 are entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland’s Employee Savings Plan (the “Employee Savings Plan”) or Leveraged Employee Stock Ownership Plan (the “LESOP”), your vote will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustee of the Employee Savings Plan and the LESOP, whether given by telephone, over the Internet or by mail, before midnight Eastern Standard Time on Monday, January 26, 2004, and all other votes which are submitted by telephone or over the Internet, before midnight Eastern Standard Time on Wednesday, January 28, 2004.

By Order of the Board of Directors,

RICHARD P. THOMAS

Vice President and Secretary

Covington, Kentucky

December 5, 2003

Ashland Inc.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:    (1)    Election of four directors (Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso and Michael J. Ward); and

        (2)    Ratification of Ernst & Young LLP (“E&Y”) as Ashland’s independent auditors for fiscal 2004.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on November 24, 2003 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and proxy card be mailed to Ashland shareholders?

A:	The proxy statement and proxy card will be mailed to Ashland shareholders on or about December 11, 2003.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting.

You may vote by telephone.    You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet.    You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail.    If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Richard P. Thomas, as proxies named on the proxy card, will vote FOR the election of the four director nominees and FOR the ratification of E&Y. If you vote by mail, you should not vote by telephone or over the Internet.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”) and Ashland’s Employee Savings Plan (the “Employee Savings Plan”) must be received by our proxy tabulator, National City Bank or its agent, before midnight Eastern Standard Time on Monday, January 26, 2004.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP or the Employee Savings Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan and the LESOP vote?

A:	Each participant in the Employee Savings Plan or the LESOP will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. These shares are referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:	Yes. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Q:	What constitutes a quorum?

A:	As of the Record Date, 68,762,430 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors, ratification of auditors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A:	(1) Election of directors – Under Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)    Ratification of auditors – Submission of the appointment of E&Y to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2004. You can obtain a copy of the Form 10-Q by logging on to our website at www.ashland.com, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:	Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1:    Election of Directors

The Board of Directors is currently made up of eleven directors, divided into three classes. The four individuals nominated for election as Class III directors at the 2004 Annual Meeting are: Ernest H. Drew, Mannie L. Jackson, Theodore M. Solso and Michael J. Ward. The Governance and Nominating Committee (the “G&N Committee”) has confirmed that all four nominees will be available for election as directors and recommends them for election. The nominees will be elected to serve a three-year term until the 2007 Annual Meeting.

Shareholders may vote for no more than four directors at the Annual Meeting. Pursuant to Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien and Richard P. Thomas (proxies named on the proxy card) will vote FOR the election of the four nominees. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board of Directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

A description of each of Ashland’s directors, and a description of the committees of the Board of Directors, can be found on pages 6 through 10 of this Proxy Statement. For a report on the Ashland Common Stock ownership of Ashland’s directors and certain officers, see the “Stock Ownership” chart on page 16 of this Proxy Statement.

Item 2:    Ratification of Auditors

The Audit Committee of the Board of Directors has recommended to the Board of Directors the appointment of E&Y to audit Ashland’s accounts for fiscal 2004, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to E&Y for fiscal years 2003 and 2002 totaled $6,198,000 and $6,180,000, respectively. The following table presents fees for professional services rendered by E&Y for fiscal years 2003 and 2002, with certain amounts for fiscal year 2002 being reclassified to conform to the fiscal year 2003 presentation.

	2003	2002
Audit Fees (1)	$4,853,000	$4,395,000
Audit-Related Fees (2)	$92,000	$110,000
Tax Fees (3)	$1,253,000	$1,675,000
All Other Fees (4)	$0	$0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance companies (statutory requirements), the APAC subsidiaries (state prequalification bidding requirements), and for reviews of registration statements.

(2)	Audit-related fees include amounts paid to E&Y for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations) and work performed related to agreed-upon procedures reports.

(3)	Tax fees include fees principally incurred for assistance with tax planning and compliance matters.

(4)	There were no other services or fees.

The Audit Committee and Board of Directors believe that E&Y has invaluable long-term knowledge of Ashland. While preserving that knowledge, partners and employees of E&Y engaged in audits of Ashland are periodically changed, giving Ashland access to new expertise and experience. Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board of Directors will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends that shareholders vote FOR the ratification of E&Y as Ashland’s independent auditors for fiscal 2004.

ASHLAND INC.’S BOARD OF DIRECTORS

NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING

Class III Directors

(Term expiring in 2007)

Ernest H. Drew	Director since 1998
Dr. Drew, 66, is the retired Chief Executive Officer of the Westinghouse Industries & Technology Group. He is a Director of Public Service Enterprise Group, Thomas & Betts Corporation and UQM Technologies, Inc.

Mannie L. Jackson	Director since 1994
Mr. Jackson, 64, is Chairman of the Board, Chief Executive Officer and majority owner of the Harlem Globetrotters International, Inc.

Theodore M. Solso	Director since 1999
Mr. Solso, 56, is Chairman of the Board and Chief Executive Officer of Cummins Inc. He is a Director of Irwin Financial Corporation and Ball Corporation, and a Trustee of DePauw University.

Michael J. Ward	Director since 2001
Mr. Ward, 53, is Chairman of the Board, President and Chief Executive Officer of CSX Corporation. He is also a member of the Florida Council of 100. He is a Director of the Association of American Railroads and the Center for Energy and Economic Development.

CONTINUING DIRECTORS NOT UP FOR ELECTION AT THE

2004 ANNUAL MEETING

Class I Directors

(Term expiring in 2005)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 59, is a columnist and senior writer on health and medicine for U.S. News and World Report. She was President and Chief Executive Officer of the American Red Cross from 1999 to 2001 and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University from 1995 to 1999. She is a Director of Invacare, Inc., National City Corporation and The Progressive Corporation, and a Trustee of Battelle Memorial Institute.

James J. O’Brien	Director since 2002
Mr. O’Brien, 49, is Chairman of the Board and Chief Executive Officer of Ashland, and has served in such capacities since 2002. During fiscal 2002, he served as President, Chief Operating Officer, Senior Vice President and Group Operating Officer of Ashland. He was President of the Valvoline Company from 1995 to 2001. He is Chairman of the Board of Trustees of Midway College.

W. L. Rouse, Jr.	Director since 1987
Mr. Rouse, 71, is the retired Chairman of the Board, President and Chief Executive Officer of First Security Corporation. He is a Trustee of Transylvania University.

Class II Directors

(Term expiring in 2006)

Roger W. Hale	Director since 2001
Mr. Hale, 60, is the retired Chairman and Chief Executive Officer of LG&E Energy Corporation. He is a Director of H&R Block Inc.

Patrick F. Noonan	Director since 1991
Mr. Noonan, 61, is Chairman Emeritus of The Conservation Fund. He is a Director of International Paper Company, Saul Centers REIT and a Trustee of The National Geographic Society. He is a member of the President’s Commission on White House Fellows.

Jane C. Pfeiffer	Director since 1982
Mrs. Pfeiffer, 71, is a management consultant. She is a Director of International Paper Company, J.C. Penney Company, Inc. and The MONY Group, a Trustee of the University of Notre Dame and a Member of the Council on Foreign Relations.

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 58, is President and Chief Executive Officer of Fifth Third Bancorp and Fifth Third Bank. He is a Director of Anthem, Inc., Chairman of the Board of Trustees of the University of Cincinnati, and a member of the Board of Trustees of the Cincinnati Children’s Hospital Medical Center.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee (The Public Policy-Environmental Committee was re-designated as the Environmental, Health and Safety Committee in September 2003); Finance Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2003, eight meetings of the Board of Directors were held. Each current director attended at least 75% of the total meetings of the Board of Directors and the committees on which he or she served. Overall attendance at Board of Directors and committee meetings was 94.3%. The following table describes the members of each of the committees, its primary responsibilities and the number of meetings held during fiscal 2003.

Meetings and Current Members	Summary Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2003: 4*

*The Committee also met four times to discuss and review Ashland’s earnings and to approve Ashland’s press releases.

Members:

W. L. Rouse, Jr. (Chairman)

Roger W. Hale

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

•     Selects independent auditors and approves audit fees and services performed by independent auditors

•     Oversees performance of Ashland’s internal audit function

•     Oversees scope and plans for external and internal audits

•     Oversees Ashland’s financial controls and reporting processes

•     Reviews Ashland’s legal and regulatory compliance programs

•     Provides direct and open avenue of communication between Ashland’s internal auditors, its independent auditors and the Board of Directors

•     Establishes procedures for handling complaints involving accounting, internal accounting controls and auditing matters

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE Meetings in fiscal 2003: 3 Members: Bernadine P. Healy (Chairman) Ernest H. Drew Roger W. Hale Patrick F. Noonan Jane C. Pfeiffer

•     Oversees Ashland’s environmental, health and safety compliance practices

•     Reviews environmental, health and safety regulatory trends

•     Reviews Ashland’s environmental, health and safety policies, programs and practices

FINANCE COMMITTEE Meetings in fiscal 2003: 2 Members: Ernest H. Drew (Chairman) Jane C. Pfeiffer W. L. Rouse, Jr. George A. Schaefer, Jr. Michael J. Ward

•     Reviews Ashland’s current and contemplated funding requirements

•     Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•     Reviews post-audits of major capital investments

•     Oversees funding and investment policy related to employee benefit plans

•     Monitors and reviews Ashland’s use of derivatives

Meetings and Current Members	Summary Responsibilities

GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2003: 5 Members: Theodore M. Solso (Chairman) Ernest H. Drew Mannie L. Jackson Jane C. Pfeiffer

•     Recommends nominees for the Board of Directors

•     Recommends desirable size and composition of the Board of Directors

•     Recommends to the Board of Directors programs and procedures relating to director compensation, evaluation, retention and resignation

•     Reviews corporate governance guidelines

•     Assists the Board of Directors in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•     Oversees the evaluation of the Board of Directors and management of Ashland

•     Oversees succession planning for the executive management of Ashland

PERSONNEL AND COMPENSATION COMMITTEE Meetings in fiscal 2003: 6 Members: Mannie L. Jackson (Chairman) Patrick F. Noonan W. L. Rouse, Jr. Theodore M. Solso Michael J. Ward

•     Approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•     Reviews and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•     Approves any employment agreements, consulting arrangements, severance on retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•     Oversees administration of Ashland’s compensation, benefit and retirement plans

Ashland selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee considers candidates recommended by other directors, employees and shareholders. Written suggestions for candidates should be sent to the Corporate Secretary of Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

In order to nominate a director at an Annual Meeting, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•	A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

CORPORATE GOVERNANCE

Ashland is committed to adhering to sound corporate governance practices. Many of these practices have been followed for years, and others were recently adopted in response to regulatory and legislative changes. The information described below is published on Ashland’s website (www.ashland.com). Among the corporate governance practices followed by Ashland are the following:

•	Ashland has adopted Corporate Governance Guidelines, which are attached hereto as Appendix A. These guidelines provide the framework for the Board of Directors’ governance of the company and include a general description of the Board of Directors’ purpose, director qualification standards and responsibilities. The Corporate Governance Guidelines require that a majority of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which are attached hereto as Appendix B.

•	Ashland also requires compliance with its Code of Business Conduct, which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions.

•	Ashland’s Board Committees have all adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit, G&N, and Personnel and Compensation (the “P&C Committee”) Committees of the Board of Directors.

•	Ashland has designated a Presiding Director of the Board of Directors, whose primary responsibility is to preside over regular executive sessions of the Board in which management directors and other members of management do not participate. The Presiding Director is an independent director appointed by the Board. The non-management directors of the Board have designated Mr. Solso to serve in this capacity through Ashland’s 2004 Annual Meeting. Shareholders and others interested in communicating directly with the Presiding Director or with the non-management directors as a group may do so by writing to the Presiding Director, Ashland Inc., 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391.

•	The Board of Directors, and each committee of the Board of Directors, has the authority to engage independent consultants and advisors.

INDEPENDENCE OF DIRECTORS

In November 2003, the Board adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board of Directors must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2003. During this review, the Board of Directors considered relationships and transactions during the prior fiscal year between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that all of the directors, with the exception of Mr. O’Brien, who is the Chief Executive Officer of Ashland, are independent of Ashland and its affiliates.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee charter is attached hereto as Appendix C. At its November 2003 meeting, the Board of Directors determined that all current Audit Committee members – Messrs. Rouse, Hale, Schaefer, Ward and Ms. Healy – are both independent and audit committee financial experts, as defined by SEC rules. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to Ashland’s financial reporting process, its systems of internal accounting and financial controls, the internal audit function, the independent audit of its consolidated financial statements and its legal compliance programs. During fiscal 2003, the Audit Committee met four times. The Audit Committee also met on four occasions to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

E&Y, independent auditors, were engaged to audit Ashland’s consolidated financial statements and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited financial statements with Ashland’s management. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by E&Y is compatible with maintaining E&Y’s independence and has concluded that E&Y’s independence is not compromised by the provision of such services.

In addition, the Audit Committee has adopted strict guidelines on the use of E&Y to provide non-audit services. Prior to engagement, the Audit Committee pre-approves services performed by E&Y by category of service. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees, and any variance from budgeted fees, throughout the fiscal year. Circumstances may arise that require engaging the independent auditors for additional circumstances not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2003 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of E&Y as Ashland’s independent auditors for fiscal 2004.

AUDIT COMMITTEE

W. L. Rouse, Jr., Chairman

Roger W. Hale

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

COMPENSATION OF DIRECTORS

Annual Retainer and Meeting Fees.    Non-employee directors currently receive an annual retainer of $56,000. If the non-employee director has not met his or her minimum stock ownership guidelines, the annual retainer must, pursuant to the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferral Plan”), either be (i) deferred into stock units (share equivalents) invested in the Ashland Common Stock Fund or (ii) paid in Ashland Common Stock.

In addition to the annual retainer, non-employee directors currently receive $1,500 for each Board of Directors meeting attended and $1,000 for each committee meeting attended. The Chairman of the Audit Committee also receives a $5,000 annual fee. Members of the Audit Committee, including the Chairman, also currently receive a $1,000 fee for attendance at each quarterly Audit Committee financial review with Ashland’s management. In fiscal 2003, four reviews were conducted. Such fees may be paid in cash, shares of Ashland Common Stock or deferred into any investment alternative available under the Directors’ Deferral Plan.

The payout of the deferred annual retainer and meeting fees occurs upon termination of service by a director. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts would be automatically distributed to the director in cash.

In addition to an annual retainer and meeting fees, a non-employee director may receive compensation at the rate of $1,000 per day for services on special assignments as directed by the Chairman of the Board of Directors. This special assignment compensation cannot be deferred. Directors who are employees of Ashland are not additionally compensated for service on the Board of Directors or its committees.

Ashland’s non-employee director compensation program was revised in November 2003. The revised program provides that, effective January 30, 2004, non-employee directors will receive (a) an annual retainer of $65,000; (b) $1,500 for each Board and committee meeting attended; and (c) a $5,000 annual fee for service as a committee chairman.

Restricted Shares and Stock Options.    Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. Under certain circumstances, the G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

On January 30, 2003, the Board approved a grant of 2,500 non-qualified Ashland stock options, including restoration options, to each non-employee director. For a description of restoration options, see the discussion in the Long-Term Incentive Compensation section on page 19 of this Proxy Statement. The exercise price is $27.22 per share, which was the fair market value of Ashland Common Stock on the grant date. The options vested on July 31, 2003, and may not be re-priced if the stock price declines below the exercise price.

The Board of Directors considers Ashland Common Stock ownership by directors and members of management to be of utmost importance. The Board of Directors believes that such ownership enhances the commitment of the directors and members of management to Ashland’s future and further aligns management’s interests with those of Ashland’s shareholders. The Board of Directors has established minimum stock ownership guidelines for non-employee directors and certain employees which require non-employee directors to own Ashland Common Stock having a value of at least five times their annual retainer. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Messrs. Hale and Ward, both elected to the Board of Directors in 2001, and Mr. Schaefer, elected to the Board of Directors in 2003, have attained the minimum stock ownership levels established by the Board of Directors. For further information as to these guidelines as they pertain to Ashland’s executive officers, see the discussion under Stock Ownership Philosophy in the P&C Committee Report on Executive Compensation on page 21 of this Proxy Statement.

Estate Enhancement Program.    In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s non-employee directors and executive officers. Pursuant to the Program, a participant could elect to enter into a split-dollar life insurance arrangement with Ashland in exchange for existing deferred compensation and/or future compensation, with Ashland paying the premiums in an amount no greater than the participant’s foregone compensation. Upon the death of the participant, or the “last to die” in the case of a joint policy, Ashland will receive the greater of the policy’s cash surrender value or the cumulative premiums paid under the policy and the participant’s beneficiary will receive any excess of the policy’s death benefit over the amount received by Ashland. Mr. O’Brien is the only director that participates in the Program.

Other Compensation.    In January 1997, the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors, who were directors at the time the program was terminated, remain eligible for the Charitable Awards Program. Under that program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership	Percent of Class of Common Stock
Capital Research and Management Company	9,148,800(1)	13.4%
333 South Hope St., 52nd Floor
Los Angeles, California 90071
Fidelity Management Trust Company	9,128,552(2)	13.4%
82 Devonshire Street
Boston, Massachusetts 02109-3614
AXA Financial, Inc.	5,056,446(3)	7.4%
1290 Avenue of the Americas
New York, New York 10104

(1)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2003, Capital Research and Management Company (“CRMC”) was the beneficial owner of 9,148,800 shares of Ashland Common Stock. According to information supplied to Ashland, CRMC has, as of September 30, 2003, sole voting power for 5,468,800 shares, shared voting power for 3,680,000 and sole dispositive power for its shares.

(2)	As of September 30, 2003, Fidelity Management Trust Company (“Fidelity”) was the record owner of 9,128,552 shares of Ashland Common Stock. These shares include 4,962,864 shares held by it as Trustee of the LESOP and 3,692,848 shares held by it as Trustee of the Employee Savings Plan. Fidelity will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. The remaining 472,840 shares held by Fidelity as of September 30, 2003 were held by it in a variety of fiduciary capacities.

(3)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2003, AXA Financial, Inc. (“AXA”) was the beneficial owner of 5,056,446 shares of Ashland Common Stock. According to information supplied to Ashland, AXA has, as of September 30, 2003, sole voting power for 3,043,820 shares, shared voting power for 321,691 shares, no voting power for 1,690,935 shares, and sole dispositive power for its shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND CERTAIN OFFICERS OF ASHLAND

The following table shows as of September 30, 2003 the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page 23 of this Proxy Statement and common stock ownership of the directors and executive officers of Ashland as a group.

	Common Stock Ownership
Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James J. O’Brien	280,752	(1)(2)(3)(4)
David J. D’Antoni	313,015	(1)(2)(3)(4)
Gary A. Cappeline*	200	(1)
J. Marvin Quin	293,086	(1)(2)(3)(4)
Samuel J. Mitchell	42,145	(1)(2)(3)(4)
Ernest H. Drew	22,293	(2)(5)(6)(7)
Roger W. Hale	9,735	(2)(5)(6)
Bernadine P. Healy	16,653	(2)(5)(6)
Mannie L. Jackson	32,509	(2)(5)(6)
Patrick F. Noonan	29,028	(2)(5)(6)
Jane C. Pfeiffer	28,440	(2)(5)(6)
W. L. Rouse, Jr.	49,540	(2)(5)(6)
George A. Schaefer, Jr.	4,696	(5)(6)
Theodore M. Solso	16,397	(2)(5)(6)
Michael J. Ward	11,108	(2)(5)(6)
All directors and executive officers as a group (20 persons)	1,540,111	(1)(2)(4)(6)(7)(8)

*	Mr. Cappeline rejoined Ashland in December 2002.

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 1,540,111 shares of Ashland Common Stock, which equaled 2.2% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)	Includes stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under the Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the Directors’ Deferral Plan. When an executive officer terminates employment with Ashland, payout of stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan representing compensation earned prior to October 1, 2000 will be paid out in cash or Ashland Common Stock as he may elect. Payout of all other stock units invested in the Ashland Common Stock Fund in the Employees’ Deferral Plan will be paid out in Ashland Common Stock. When a director terminates service on the Board of Directors, payout of stock units included in the Ashland Common Stock Fund in the Directors’ Deferral Plan will be paid out in cash or Ashland Common Stock as he or she may elect.

(3)	Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after September 30, 2003, through the exercise of stock options: as to Mr. O’Brien, 184,831 shares; Mr. D’Antoni, 196,250 shares; Mr. Quin, 176,250 shares (including 10,000 shares transferred to his children); and Mr. Mitchell, 30,500 shares.

(4)	Includes restricted shares of Ashland Common Stock deferred into stock units (share equivalents) in the Ashland Common Stock Fund in the Employees’ Deferral Plan: as to Mr. O’Brien, 75,000 shares; Mr. D’Antoni, 35,000 shares; Mr. Quin, 50,000 shares; and Mr. Mitchell, 18,000 shares; and as to all executive officers as a group, 196,000 shares.

(5)	Includes shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after September 30, 2003, through the exercise of stock options: as to Messrs. Drew, Hale, Solso, Ward and Ms. Healy, 5,000 shares; as to Ms. Pfeiffer and Messrs. Noonan and Rouse, 9,000 shares (including 4,000 shares transferred by Mr. Noonan to his grandchildren); as to Mr. Jackson, 7,000 shares; and as to Mr. Schaefer, 2,500 shares.

(6)	Includes restricted shares of Ashland Common Stock: as to Messrs. Drew, Hale, Jackson, Schaefer, Solso and Ward, 1,000 shares; as to Messrs. Noonan and Rouse, 2,000 shares; and as to Mmes. Healy and Pfeiffer, 2,000 shares.

(7)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(8)	All directors and executive officers as a group have the right to acquire beneficial ownership of 961,152 shares of Ashland Common Stock within 60 calendar days after September 30, 2003, through the exercise of stock options.

EXECUTIVE COMPENSATION

Personnel and Compensation Committee Report on Executive Compensation

Description of the P&C Committee of the Board of Directors:

•	Comprised entirely of independent members;

•	Key executive compensation responsibilities include the review, recommendation and approval of changes to Ashland’s executive compensation policies and programs and the review and approval of all compensation payments to the Chief Executive Officer and Ashland’s other executive officers.

Objectives of Ashland’s Executive Compensation Program:

•	Pay for performance, motivating both short-term and long-term performance for the benefit of Ashland’s shareholders;

•	Provide a total compensation program competitive with those of companies with which Ashland competes for top management talent;

•	Place greater emphasis on variable incentive compensation versus fixed or base pay, particularly for Ashland’s executive officers;

•	Encourage significant Ashland Common Stock ownership by Ashland’s executive officers in order to align their interests with those of Ashland’s shareholders; and

•	Most importantly, join shareholder and management interests in achieving superior performance which should translate into a superior total return to Ashland’s shareholders.

Ashland’s Executive Compensation Program is designed to:

•	Be performance-oriented, with a significant portion of executive compensation being “at risk,” with more than 50% of the maximum potential executive compensation being provided by annual and long-term incentives;

•	Provide total compensation opportunities that are comparable to the opportunities provided by a group of companies of similar size and diversity to Ashland (the “Compensation Peer Group”) (this Compensation Peer Group contains different companies from the peer group selected for comparison in the Five-Year Cumulative Total Return Performance Graph on page 29 of this Proxy Statement); and

•	Include three primary components: (1) base salary; (2) annual incentive bonus; and (3) long-term incentive program consisting of stock options, restricted shares and performance shares/units.

Description of the primary components: base salary, annual incentive bonus and long-term incentives consisting of restricted shares, stock options and performance shares/units:

Base Salary

Annual salary is designed to compensate executives for their sustained performance. Base salary levels for executive officers are typically reviewed each year by the P&C Committee and are generally at the median salary level of the Compensation Peer Group. In addition, consideration is given to individual experience as well as individual and business unit performance. Increases in base salaries typically occur annually following review by the P&C Committee.

Annual Incentive Bonus

Incentive compensation is awarded annually, with 20% based upon the participant’s individual performance for the last fiscal year and 80% based upon Ashland’s operating performance or a combination of overall

Ashland and division performance. Within 120 days (90 days for participants expected to be subject to the limitations of Code Section 162(m)) after the beginning of each fiscal year, performance hurdle, target and maximum objectives (as described below) are established for the upcoming year. Awards for the Chief Executive Officer and Ashland’s other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s wholly-owned divisions. Awards for other Ashland employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

For fiscal 2003, the objectives were Ashland return on equity and division return on investment. For the Chief Executive Officer, as well as certain other executive officers, there was, in addition to the return on equity and division return on investment objective, a net income objective.

The performance hurdle is the minimum performance that must be achieved to earn a payout under Ashland’s operating performance or division performance portion of the objective. The performance target is the expected or, in some cases, budgeted performance for Ashland or the division. The performance maximum represents a level of performance that exceeds the target or the budget. If maximum performance is achieved, the incentive earned is 150% of the incentive opportunity earned at target performance. A participant’s targeted incentive payout is generally a fixed percentage of his or her salary and is dependent upon the participant’s salary band and position. Except with respect to employees subject to the limitation of Code Section 162(m), the P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. Performance objectives established for employees subject to the limitation of Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon the attainment of such objectives. The maximum incentive compensation award may not exceed 150% of the target and no incentive compensation award may exceed three million dollars ($3,000,000).

Long-Term Incentive Compensation

Restricted Shares and Stock Options

Pursuant to Ashland’s incentive plans, the P&C Committee may award restricted shares of Ashland Common Stock to key employees. The restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period.

Ashland’s employee stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options to be granted annually to key employees, a target number of shares for each executive grade level is established.

All stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant and are not re-valued if the stock price declines below the grant price. Vesting of awards generally occurs over a period of three years. The fiscal 2003 stock option grants reflect reduced grants approved by the Board of Directors for certain employees. The recipients of these reduced grants received enhanced stock option grants in fiscal 2002.

All stock options granted since September 1998 include a restoration feature. Participants are eligible for restoration options equal to the number of shares of Ashland Common Stock surrendered to Ashland in payment of the exercise price of the original option. The restoration feature is available only when the market price of Ashland Common Stock on the date of the exercise of the original option is at least 25% above the original option exercise price. In addition, shares received upon the exercise of the original option award must be held for at least two years. Restoration options are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option.

Long-Term Incentive Program (“LTIP”) – Performance Shares/Units

The performance share/unit program for certain key employees is a long-term incentive tied to Ashland’s performance. Awards are granted annually, with each award covering a three-year performance cycle.

Within 120 days (90 days for participants expected to be subject to the limitation of Code Section 162(m)) after the beginning of the performance period, performance hurdle and target and maximum objectives (as described below) are established for the upcoming performance period. The number of performance shares/units awarded is based on the employee’s responsibility level, performance and salary level. Target awards under the annual program range from 30% to 100% of an employee’s base salary.

The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. The performance target is the expected or, in some cases, budgeted performance for each objective. The performance maximum represents a level of performance that exceeds the target. If maximum performance is achieved, the award earned is 150% of the award earned at target performance.

Awards to executive officers are based upon achievement of an average net income objective for the corresponding three-year period. If the foregoing objectives are met, except with respect to employees subject to the limitation of Code Section 162(m), the P&C Committee has the discretion to revise performance objectives and the amount to be paid out upon the attainment of such objectives. Performance objectives established for employees subject to the limitation of Code Section 162(m) may only be adjusted to reduce or eliminate the amount of compensation otherwise payable upon the attainment of such objectives.

Awards for the performance period are based on achievement of the following performance objectives and corresponding weights established by the P&C Committee at the beginning of the performance period:

2001-2003 and 2002-2004 Performance Periods

•	Executive officers: a target three-year average return on equity (the “corporate objective”) (100%).

•	Ashland employees (not specifically focused on one division): (i) the corporate objective (50%), and (ii) a target three-year weighted average return on investment for the wholly-owned divisions (“wholly-owned unit weighted objective”) (50%).

•	Division presidents and division-focused Ashland employees: (i) the corporate objective (20%), and (ii) a target three-year average return on investment for the applicable division (80%).

•	All other business unit employees: a target three-year average return on investment for the applicable division (100%).

2003-2005 Performance Period

•	Executive officers: a target (i) three-year average Ashland return on equity (50%), and (ii) three-year weighted average return on investment of the wholly-owned divisions (50%).

•	Ashland employees (not specifically focused on one division): a target (i) three-year average Ashland return on equity (50%), and (ii) three-year weighted average return on investment of the wholly-owned divisions (50%).

•	Division presidents and division-focused employees: a target three-year average (i) Ashland return on equity (20%), and (ii) return on investment for the applicable division (80%).

For the 2003-2005 Performance Period, a peer group has been established for Ashland and each of the wholly-owned divisions. Ashland’s return on equity and the division’s return on investment is plotted annually, averaged over the performance period and measured against peer performance to generate a score. To achieve a target award, Ashland must achieve a performance of 70% percentile against its peers.

Stock Ownership Philosophy

The P&C Committee and management believe that linking a significant amount of an executive’s current and potential future net worth to Ashland’s success, as reflected in the stock price, gives the executive a stake similar to that of Ashland’s shareholders and results in long-term management for the benefit of those shareholders.

Consistent with this philosophy, the Board of Directors has established stock ownership guidelines for Ashland’s executive officers and designated employees. Each employee has five years from the year the employee became covered by the ownership guideline to reach the minimum levels of Ashland Common Stock ownership as follows:

•	The Chief Executive Officer - 150,000 shares of Ashland Common Stock;

•	Certain executive officers designated by the P&C Committee - 30,000 shares of Ashland Common Stock; and

•	Certain other executives and employees designated by the P&C Committee - 5,000 shares of Ashland Common Stock.

Deductibility of Compensation

Under Section 162(m) of the Code, Ashland is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named in this Proxy Statement. This deduction can be preserved if Ashland complies with certain conditions in the design and administration of its compensation programs.

The P&C Committee will make reasonable efforts, consistent with sound executive compensation principles and the needs of Ashland, to ensure that all future amounts paid to its executive officers will be fully deductible by Ashland.

Other Plans

Ashland also maintains pension, insurance and other benefit plans for its employees. Executives and other highly compensated employees participated in these plans during fiscal 2003 on the same terms as other eligible employees, subject to any legal limits on the amounts that could be contributed or paid to executives under the plans.

Compensation of the Chief Executive Officer

•	Fiscal 2003 Performance

	Year ended September 30,
	2003	2002
	(In millions except earnings per share)
Operating income	$266	$321
Income from continuing operations	$94	$115
Net income	$75	$117

Diluted earnings per share:
Income from continuing operations	$1.37	$1.64
Net Income	$1.10	$1.67

•	Fiscal 2003 CEO Compensation

Mr. O’Brien received a pay increase of $390,000 upon his appointment to the position of President and Chief Operating Officer of Ashland on August 19, 2002. Mr. O’Brien assumed the position of Chief Executive

Officer on October 1, 2002, and he became Chairman of the Board on November 15, 2002. Mr. O’Brien’s annual bonus for fiscal 2003 was calculated on the basis of Ashland’s overall return on equity as well as the return on investment performance of Ashland’s wholly-owned businesses. Mr. O’Brien received a bonus of $341,664 for fiscal 2003 based on the performance of Ashland’s wholly-owned businesses.

Mr. O’Brien received a LTIP payout for the fiscal 2001-2003 performance period, in the amount of $165,728. Mr. O’Brien’s LTIP grant was issued during his tenure as President of Valvoline. Eighty percent (80%) of his LTIP payout was dependent upon the performance of Valvoline, and 20% of his payout was dependent upon the performance of Ashland. Valvoline exceeded its return on investment target for the performance period. Ashland did not achieve hurdle return on equity for the performance period.

Summary

The P&C Committee believes that the compensation provided to Ashland’s executive officers will create a strong linkage and alignment with the long-term best interests of Ashland and its shareholders.

PERSONNEL AND COMPENSATION COMMITTEE

Mannie L. Jackson, Chairman

Patrick F. Noonan

W. L. Rouse, Jr.

Theodore M. Solso

Michael J. Ward

Summary Compensation Table

The following table is a summary of compensation information for each of the last three fiscal years ended September 30, 2003, 2002 and 2001 for the Chief Executive Officer of Ashland and each of the other four most highly compensated executive officers as of September 30, 2003.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compen- sation (2)	Restricted Stock Awards (3)	Securities Underlying Options#	LTIP Payouts (4)	All Other Compen- sation (5)
James J. O’Brien Chairman of the Board and Chief Executive Officer	2003 2002 2001	$797,262 445,470 322,738	$341,664 459,449 340,716	$15,560 11,133 1,789	$0 2,282,250 0	200,000 130,000 25,000	$165,728 65,297 0	$7,745 10,948 13,662

David J. D’Antoni Senior Vice President and Group Operating Officer; and President of APAC, Inc.	2003 2002 2001	487,480 473,183 457,275	205,628 234,999 315,270	3,569 8,973 4,455	0 1,065,050 0	20,000 25,000 25,000	0 99,780 0	13,797 11,474 19,216

Gary A. Cappeline* Senior Vice President and Group Operating Officer; and President of Ashland Specialty Chemical Company	2003 2002 2001	315,743 0 0	250,000 0 0	5,803 0 0	0 0 0	30,000 0 0	0 0 0	4,852 0 0

J. Marvin Quin Senior Vice President and Chief Financial Officer	2003 2002 2001	457,544 441,292 425,385	192,666 0 553,803	10,481 9,661 13,173	0 1,521,500 0	20,000 22,500 20,000	0 100,072 0	12,439 10,134 17,866

Samuel J. Mitchell Vice President; and President of The Valvoline Company	2003 2002 2001	266,546 223,851 179,532	367,875 279,698 98,850	2,168 155 49	0 693,900 0	15,000 22,500 3,000	63,762 12,435 0	2,572 2,072 7,540

*	Mr. Cappeline was an Ashland employee from 1972-1997. Mr. Cappeline rejoined Ashland in December 2002.

(1)	Amounts shown in this column reflect incentive compensation payments.

(2)	Amounts shown in this column reflect reimbursement of taxes for each of the named executives. In addition, for fiscal 2003 and fiscal 2002, for Messrs. O’Brien and Quin, the amount includes reimbursement under an employee benefit plan available generally to all employees. None of the named executives received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus.

(3)	For Messrs. O’Brien, D’Antoni and Quin, the calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on August 12, 2002 of $30.43 per share. For Mr. Mitchell, the calculation is based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on July 17, 2002 of $38.55 per share. These awards were deferred into stock units (share equivalents) in the Ashland Common Stock Fund of the Employees’ Deferral Plan. As of September 30, 2003, the aggregate number of restricted shares of Ashland Common Stock held by the named executives, and the dollar value of such shares, was as follows: Mr. O’Brien, 75,000 shares ($2,463,750); Mr. D’Antoni, 35,000 shares ($1,149,750); Mr. Cappeline, 0 shares ($0); Mr. Quin, 50,000 shares ($1,642,500); and Mr. Mitchell, 18,000 shares ($591,300). Mr. D’Antoni’s restricted shares of Ashland Common Stock were awarded on August 12, 2002, and the restrictions will lapse on September 30, 2004. Dividends are paid during the restricted period on all restricted shares of Ashland Common Stock.

(4)	Amounts shown in this column reflect amounts received under Ashland’s Amended and Restated Ashland Inc. Incentive Plan for the fiscal 2001-2003 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2003 (the payment date) of $32.85 per share and amounts received under Ashland’s Performance Unit Plan for the fiscal 1999-2002 performance period based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 7, 2002 (the payment date) of $24.97 per share.

(5)	Amounts shown in this column reflect employer matching contributions under the Employee Savings Plan and the Employees’ Deferral Plan in fiscal 2003. In addition, for fiscal 2003, for Mr. O’Brien, the amount includes $18 in imputed income attributable to the annual cost of the life insurance policy described in the discussion of the Estate Enhancement Program on page 14 of this Proxy Statement.

Stock Option Grants

The following table sets forth certain information on stock option grants in fiscal 2003 to each of the named executive officers.

Option Grants in Fiscal Year 2003

	Individual Grants

Name	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Sh)		Grant Date	Expiration Date	Grant Date Present Value (2)
James J. O’Brien	200,000	39.1%			$34.00	09/18/2003	10/18/2013		$1,376,000
David J. D’Antoni	20,000	3.9%			$34.00	09/18/2003	10/18/2013		$137,600
Gary A. Cappeline	20,000 10,000	3.9 2.0	% %	$ $	34.00 27.88	09/18/2003 01/29/2003	10/18/2013 02/28/2013	$ $	137,600 51,300
J. Marvin Quin	20,000	3.9%			$34.00	09/18/2003	10/18/2013		$137,600
Samuel J. Mitchell	15,000	2.9%			$34.00	09/18/2003	10/18/2013		$103,200

(1)	These option grants include a restoration feature. See the discussion under Restricted Shares and Stock Options in the P&C Committee Report on Executive Compensation on page 19 of this Proxy Statement.

(2)	Based on the Black-Scholes Option Valuation Model adjusted for dividends to determine the grant date present value. Assumptions include: (a) the risk-free interest applicable to a 5-year treasury strip security at the grant date; (b) a dividend yield based on dividend rate and stock price at grant date; (c) a volatility rate calculated using daily closing stock prices for Ashland Common Stock for the 5-year period preceding grant date; and (d) the stock price at grant date. For grants awarded on September 18, 2003, such assumptions were (a) 3.1%; (b) 3.2%; (c) 27.3%; and (d) $34.00. For grants awarded on January 29, 2003, such assumptions were (a) 3.1%; (b) 3.9%; (c) 27.2%; and (d) $27.88. Although the original expiration period is ten years and one month, options are assumed to be exercised at five years. The actual value of the options will depend on the market value of Ashland Common Stock on the dates the options are exercised. It should not be concluded that Ashland supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.

Stock Option Exercises

The table below sets forth certain information with respect to stock option exercises during fiscal 2003 by each of the named executive officers and the status of their options as of September 30, 2003:

Aggregated Option Exercises in Fiscal Year 2003

and Fiscal Year End Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
James J. O’Brien	0	0	184,831/271,250	$316,427/306,800
David J. D’Antoni	0	0	196,250/ 38,750	$59,000/ 59,000
Gary A. Cappeline	0	0	0/ 30,000	$0/ 49,700
J. Marvin Quin	0	0	176,250(2)/ 36,250	$53,100/ 53,100
Samuel J. Mitchell	0	0	30,500/ 35,500	$53,100/ 53,100

(1)	Based on the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 30, 2003 of $32.85 per share.

(2)	Includes 10,000 stock options transferred by Mr. Quin to his children.

LTIP Awards

The following table shows all long-term incentive awards in fiscal 2003 to each of the named executive officers:

Long-Term Incentive Program

Awards in Fiscal Year 2003

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Performance Shares/ Units (#)(1)	Performance or Other Period Until Maturation or Payment (2)	Hurdle (#)(3)	Target (#)(3)	Maximum (#)(3)
James J. O’Brien	29,963	3 years	5,993	29,963	44,944
David J. D’Antoni	17,978	3 years	3,596	17,978	26,966
Gary A. Cappeline	14,045	3 years	2,809	14,045	21,067
J. Marvin Quin	16,779	3 years	3,356	16,779	25,169
Samuel J. Mitchell	11,236	3 years	2,247	11,236	16,854

(1)	Performance share/units awarded are based on the executive’s salary level. The original amount of any award cannot exceed 400% of the executive’s then base salary. One performance share/unit is equal to one share of Ashland Common Stock on the payout date.

(2)	Each award covers a three-year period performance cycle. For further discussion of the performance objectives to be achieved before payment is made which apply for each award made to the named executive officers, see the discussion under Long-Term Incentive Program (“LTIP”) – Performance Shares/Units in the P&C Committee Report on Executive Compensation on page 20 of this Proxy Statement.

(3)	Payouts of performance shares/units are contingent upon achievement of the performance objectives referred to above. At the hurdle, or minimum performance level, payout will equal 20% of the award; at the target, payout will equal 100% of the award; and at the maximum performance, payout will equal 150% of the award.

Pension Plans

Ashland maintains a qualified pension plan, a non-qualified excess benefit pension plan (the “Excess Plan”) and a non-qualified Supplemental Early Retirement Plan (the “SERP”). Benefits that would be payable under the qualified pension plan but for limits imposed by the Code are paid under the Excess Plan. The SERP allows eligible employees to retire prior to age 65 and provides benefits in addition to those provided for in the qualified plan and Excess Plan. For the highest paid eligible employees, these amounts are reduced by amounts payable under the qualified plan and the Excess Plan.

The following table shows the total combined estimated annual benefits payable under the qualified pension plan, the Excess Plan and the SERP to eligible salaried employees for years of service, assuming retirement at age 65.

	Pension Plan Table
	Years of Service
Remuneration*	5	10	15	20	25	30	35
$25,000	$2,597	$3,300	$4,951	$6,601	$8,251	$9,902	$11,552
50,000	3,525	7,050	10,576	14,101	17,626	21,152	24,677
100,000	7,775	15,551	23,326	31,101	37,627	44,152	50,677
200,000	28,525	32,050	48,076	64,101	77,001	89,902	102,801
300,000	37,500	75,000	112,500	150,000	150,000	150,000	150,000
400,000	50,000	100,000	150,000	200,000	200,000	200,000	200,000
500,000	62,500	125,000	187,500	250,000	250,000	250,000	250,000
600,000	75,000	150,000	225,000	300,000	300,000	300,000	300,000
800,000	100,000	200,000	300,000	400,000	400,000	400,000	400,000
1,000,000	125,000	250,000	375,000	500,000	500,000	500,000	500,000
1,200,000	150,000	300,000	450,000	600,000	600,000	600,000	600,000

*	For the qualified pension plan and the Excess Plan, remuneration is the average annual earnings, which includes a participant’s salary during the highest consecutive 36-month period of the final 120-month period prior to the participant’s retirement, but excludes other forms of compensation included in the Summary Compensation Table. For the SERP, remuneration is the final average annual compensation, which includes for certain participants salary plus incentive compensation, received during the highest 3 years of the participant’s final 7 years of employment. The named executive officers currently have, respectively, the following years of “credited service” and “remuneration” covered by the plans: Mr. O’Brien, 24 years, $602,949; Mr. D’Antoni, 29 years, $774,059; Mr. Cappeline, 23 years, $570,833; Mr. Quin, 30 years, $861,932; and Mr. Mitchell, 5 years, $470,712.

The qualified pension plan will terminate and the funds in the plan, as well as any excess assets, are subject to distribution to participants upon a “change in control” of Ashland (as defined in the qualified plan). Under the Excess Plan, a “change in control” of Ashland (as defined in the Excess Plan) prevents the Excess Plan from being amended by a new owner, unless a majority of the Board of Directors who were directors before the change in control provide written consent to the amendment. Under the SERP, upon a “change in control” of Ashland (as defined in the SERP), eligible employees may, at their election, retire at an earlier age than otherwise permitted under the SERP and be credited with additional years of age and service for purposes of computing their SERP benefit.

Benefits are determined on a straight-life annuity basis. There is no offset in benefits under the plans for Social Security benefits. Those amounts are, however, reduced by the actuarial value of 50% of the value of the participant’s LESOP account and the actuarial value of 50% of any shares forfeited under the LESOP because of limitations imposed by the Code. Participants in the Excess Plan and SERP may receive their retirement benefits in a lump-sum distribution. For certain SERP participants who were age 55 or whose age and years of service equaled at least 80 on June 30, 2003, the lump-sum payment would be calculated using the figures reflected in the above table. For certain other SERP participants, the maximum plan benefit is computed as a lump sum of five times final average annual compensation during the highest 36 months of the participant’s final 84-month employment period. Such participants may defer all or part of a lump-sum payment through the Employees’ Deferral Plan.

Estate Enhancement Program

In 1999, the Board of Directors adopted an Estate Enhancement Program (the “Program”) for the benefit of Ashland’s executive officers and non-employee directors. Mr. O’Brien is the only executive officer participating in the Program. For further information about this program, see the discussion under the Estate Enhancement Program on page 14 of this Proxy Statement.

Executive Employment Agreements and Other Arrangements

The executive officers named in this Proxy Statement, as well as certain other executives, have employment agreements with Ashland that provide that, in the event any such executive’s employment is terminated without cause, such executive shall be entitled to receive payment of his salary for a period of two years after termination of his employment. If any such executive is terminated without cause, or if such executive resigns for good reason, within two years after a change in control of Ashland, such executive would receive a payment equal to three times the highest of such executive’s annual compensation, including incentive compensation, during the prior three fiscal years preceding the change in control. In addition, certain benefits continue for periods up to three years depending on the benefit. The terms “cause,” “good reason” and “change in control” are defined in the agreements.

FIVE-YEAR TOTAL RETURN PERFORMANCE GRAPH

The following graph compares Ashland’s five-year cumulative total shareholder return with the cumulative total return of the Standard & Poor’s 500 index and a peer group of companies. The cumulative total shareholder return for each of these groups assumes the reinvestment of dividends.

Note:	Ashland’s fiscal 2000 results include the March quarter dividend of Arch Coal stock to its shareholders in the amount of approximately $1.77 per Ashland share (.246097 shares x $7.1875 of Arch value). Ashland’s five-year cumulative total return investment is 83 when the Arch Coal dividend is excluded.

The peer group consists of the following industry indexes:

•	Highway Construction Portfolio: Standard & Poor’s 500 Construction Materials (Large-Cap) (index has been in existence from fiscal year 2000 forward and consists only of Vulcan Materials Company; the results for Vulcan Materials Company were included for all prior periods to give complete information), Standard & Poor’s 400 Construction Materials (Mid-Cap), and Standard & Poor’s 600 Construction Materials (Small-Cap).

•	Specialty Chemical Production, Distribution, and Motor Oil and Car Care Products Portfolio: Standard & Poor’s 500 Specialty Chemicals (Large-Cap), Standard & Poor’s 400 Specialty Chemicals (Mid-Cap), Standard & Poor’s 600 Specialty Chemicals (Small-Cap), and Standard & Poor’s 400 Diversified Chemicals (Mid-Cap).

•	Petroleum Refining and Marketing Portfolio: Standard & Poor’s 500 Oil & Gas Refining & Marketing & Transportation (Large-Cap) (index currently consists of results only of Sun Company, Inc. and Ashland), Standard & Poor’s 400 Oil & Gas Refining & Marketing & Transportation (Mid-Cap), and Standard & Poor’s 600 Oil & Gas Refining & Marketing & Transportation (Small-Cap) (index has been in existence from the last quarter of fiscal 2002 forward and consisted only of Frontier Oil Corp. during fiscal 2002; the results for Frontier Oil Corp. were included for all prior periods to give complete information).

As of September 30, 2003, the aforementioned indexes consisted of 36 companies. The annual returns for the companies or indexes in each of the portfolios have been weighted by their respective beginning-of-year market capitalization. Each portfolio is then weighted to reflect Ashland’s annual invested capital in each of these lines of business with the annual return for the peer group represented by the sum of these weighted portfolios.

MISCELLANEOUS

Personnel and Compensation Committee Interlocks and Insider Participation.    The members of the P&C Committee for fiscal 2003 were Mannie L. Jackson (Chairman), Patrick F. Noonan, W. L. Rouse, Jr., Theodore M. Solso and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Section 16(a) Beneficial Ownership Reporting Compliance.    Ashland believes that during fiscal 2003 its executive officers and directors have complied with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations adopted thereunder.

Certain Legal Proceedings.    On August 16, 2002, Central Laborers’ Pension Fund, derivatively as a shareholder of Ashland, instituted an action in the Circuit Court of Kentucky in Kenton County against Ashland’s then-serving Board of Directors. On motion of Ashland and the other defendants, the case was removed to the United States District Court, Eastern District of Kentucky, Covington Division. Plaintiff has moved to remand the case to the state court. The action is purportedly filed on behalf of Ashland, and asserts the following causes of action against the Directors: breach of fiduciary duty, abuse of control, gross mismanagement, and waste of corporate assets. The suit also names Paul W. Chellgren, the then-serving Chief Executive Officer and Chairman of the Board, and James R. Boyd, former Senior Vice President and Group Operating Officer, as individual defendants, and it seeks to recover an unstated sum from them individually alleging unjust enrichment from various transactions completed during their tenure with Ashland. The suit further seeks an unspecified sum from Mr. Chellgren individually based upon alleged usurpation of corporate opportunities. The suit also names J. Marvin Quin, Ashland’s Chief Financial Officer, as well as three former employees of Ashland’s wholly-owned subsidiary, APAC, as individual defendants and alleges that they participated in the preparation and filing of false financial statements during fiscal years 1999 – 2001. The suit further names E&Y, as a defendant, alleging professional accounting malpractice and negligence in the conduct of its audit of Ashland’s 1999 and 2000 financial statements, respectively, as well as alleging that E&Y aided and abetted the individual defendants in their alleged breach of duties. The complaint seeks to recover, jointly and severally, from defendants an unstated sum of compensatory and punitive damages. The complaint seeks equitable and/or injunctive relief to avoid continuing harm from alleged ongoing illegal acts, and seeks a disgorgement of defendants’ alleged insider-trading gains, in addition to the reasonable cost and expenses incurred in bringing the complaint, including attorneys’ and experts’ fees.

Proxy Solicitation Costs.    Ashland is soliciting the proxies being solicited by this Proxy Statement. All costs of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated at $15,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address.    As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2005 Annual Meeting.    Shareholders interested in presenting a proposal for consideration at the 2005 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the Proxy Statement for the 2005 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 7, 2004.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Third Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•	a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Other Matters.    As of the date of this Proxy Statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this Proxy Statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

RICHARD P. THOMAS
Vice President and Secretary

Covington, Kentucky

December 5, 2003

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The shareholders of Ashland Inc. (“Company”) elect directors to oversee the management of the business and the affairs of the Company. The Board of Directors of the Company (“Board”) has adopted the following guidelines in furtherance of its continuing efforts to enhance its corporate governance. The Board will review and amend these guidelines as it deems necessary and appropriate. These guidelines, and the Board Committee charters, provide the framework for the governance of the Company.

I.    Purpose

The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or submitted to the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company. The Board provides advice and counsel to the Chief Executive Officer and other senior management of the Company.

In addition to its general oversight of management, the Board selects, evaluates, and compensates the Chief Executive Officer and oversees Chief Executive Officer succession planning. The Board also provides counsel, advice and oversight on the selection, evaluation and compensation of senior management. The Board approves and monitors the fundamental financial and business strategies of the Company and maintains policies and procedures designed to ensure that the assets of the Company are properly safeguarded; that appropriate financial and other controls are maintained; processes are in place for maintaining the integrity of the Company; and that the Company’s business is conducted in compliance with applicable laws and regulations.

The Board will hold regularly scheduled meetings. The Chairman of the Board will set the agenda for Board meetings, although any Director may propose items for inclusion on the agenda. Any Director may raise a subject that is not on the agenda at any meeting. The Board will review the Company’s long-term strategic plans and the most significant financial and accounting issues facing the Company during at least one Board meeting each year.

The Board believes that having the same person occupy the offices of Chairman of the Board and Chief Executive Officer serves the Company well. However, the Board may reevaluate this structure if and when it deems necessary.

II.    Director Responsibilities

The primary responsibility of the Directors is to act in good faith, on an informed basis, and in what they honestly believe to be in the best interests of the Company as provided for by Kentucky law. Where appropriate, Directors may also take into consideration the interests of other stakeholders, including employees, customers, suppliers, the economy of the state and nation, community and societal considerations and the long-term as well as short-term interests of the Company and its shareholders.

In discharging their duties, Directors may rely on the Company’s senior executives and outside advisors and auditors. Accordingly, skill and integrity will be important factors in selection of the Company’s senior executives and other advisors. The Board has the authority to hire independent legal, financial or other advisors as it may deem necessary.

Directors are expected to attend all meetings of the Board and of the committees on which they serve. Directors should devote the time and effort necessary to fulfill their responsibilities. Information important to Directors’ understanding of issues to come before the Board or a committee will be provided sufficiently in advance of the meeting to permit Directors to properly inform themselves.

Non-management Directors will regularly meet in executive session as is appropriate, with a minimum of one executive session being held by non-management Directors annually. Typically, non-management Directors meetings will occur during regularly scheduled Board meetings. Meetings of the non-management Directors will be chaired by the Presiding Director, as appointed by the Board, who will at all times be an independent Director.

III.    Director Qualifications

A majority of the Directors will be independent. No Director will be deemed independent unless the Board affirmatively determines that the Director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a material relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange or other governing laws and regulations.

Directors may be nominated by the Board or by shareholders as provided by the Company’s By-laws. The Governance & Nominating Committee (“G&N Committee”) will review all nominees for the Board in accordance with its charter. The G&N Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite the nominee to join the Board. The Chairman of the Board will extend any invitation to join the Board. The Board desires to be comprised of Directors that possess high personal and professional ethics, integrity and values, and that are committed to representing the long-term interests of the shareholders. The Board shall reflect the diversity of the Company’s shareholders, employees, customers, guests and communities.

The Board does not believe that it should establish limits on the number of terms a Director may serve. Term limits may cause the loss of experience and expertise important to the optimal operation of the Board. However, to ensure that the Board remains composed of high functioning members able to keep their commitments to Board service, the G&N Committee will evaluate the qualifications and performance of each incumbent Director before recommending the nomination of that Director for an additional term. Directors must retire at the Annual Meeting of Shareholders following their 72nd birthday. Effective following the 2004 Annual Meeting of Shareholders, all newly elected Directors must retire at the Annual Meeting of Shareholders following their 70th birthday.

It is the sense of the Board that individual Directors who change the responsibility they held when elected to the Board should submit a letter of resignation for consideration to the Board. Whether the individual continues to serve on the Board, or any committee thereof, is a matter for discussion at that time with the G&N Committee and the full Board. Directors must notify the Chairman of the G&N Committee prior to acceptance of a nomination to the board of another public entity.

IV.    Committees of the Board

Committees shall be established by the Board from time to time to facilitate and assist in the execution of the Board’s responsibilities. The Board presently has five committees: Audit, Finance, G&N, Personnel and Compensation, and Environmental, Health and Safety. The Board may establish additional committees, and/or change existing committees, as provided for in the By-laws.

Only independent Directors may serve on the Audit Committee, the Personnel and Compensation Committee and the G&N Committee. Any Director who is not a member of a particular committee may attend any committee meeting with the concurrence of the Committee Chair or a majority of the members of the committee. Each of the committees has its own charter, which sets forth the responsibilities of each committee, the qualifications and procedures of the committee and how the committee will report to the Board. Each committee will conduct a self-evaluation annually.

V.    Director Access to Senior Management, Employees and Information

Directors have full and free access to senior management, employees and the books and records of the Company for use in their deliberations as a member of the Board. The Directors should use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board welcomes the regular attendance at Board meetings of non-Board members who are in the most senior management positions in the Company. The Chairman of the Board shall extend such invitations.

VI.    Director Orientation

All new Directors must participate in the Company’s Orientation Program, which should be conducted within a reasonable time period of a new Director’s election to serve on the Board. The Chief Financial Officer, General Counsel and Corporate Secretary will be responsible for providing the new Director orientation, and for periodically providing materials or briefing sessions for all Directors on subjects that would assist them in discharging their duties. The orientation will include presentations to familiarize new Directors with the Company’s business and strategic plans, its significant financial and accounting issues, its compliance programs, its Code of Business Conduct, its senior management, and its internal and independent auditors. Any sitting Directors may attend the Orientation Program.

VII.    Annual Chief Executive Officer Performance Evaluation

The Board will annually evaluate the Chief Executive Officer’s performance in leading the Company. The Board of Directors will discuss the Chief Executive Officer’s performance in an executive session of non-management Directors. The Board’s evaluation of the Chief Executive Officer’s performance will be a significant factor in the Board’s annual review of the Chief Executive Officer’s compensation.

VIII.    Annual Board Performance Evaluation

The Board of Directors will conduct annual self-evaluations to determine whether it and its committees are functioning effectively. The G&N Committee will receive comments from all Directors and report to the Board with an annual assessment of the Board’s performance, which will be discussed with the full Board. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board or any of its committees could improve.

IX.    Director Compensation

The form and amount of Director compensation shall be determined by the G&N Committee subject to approval by the full Board.

X.    Board Interaction with Outside Interested Parties

The Board believes that management is responsible for communicating on behalf of the Company. However, at the request of management, individual Board members may meet or otherwise communicate with various constituencies that are involved with the Company. Where comments from the Board are appropriate, they will normally come from the Chairman.

Appendix B

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to Ashland Inc.’s (“Company”) Corporate Governance Guidelines policy, a majority of the Company’s Board of Directors (“Board”) must be independent. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange and other governing laws and regulations.

To assist it in its determinations of director independence, the Board has established the following standards to apply when assessing the independence of a director and the materiality of a director’s relationship with the Company:

A.    A director will not be independent if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries or affiliates;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director was employed by or affiliated with the Company’s present or former independent auditors;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by the Company’s present or former independent auditors;

•	the director was employed, or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on its compensation committee;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees; or

•	the director of the Company was an executive officer or an employee, or an immediate family member of the director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) 2% of such other company’s consolidated gross revenues.

B.    The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•	if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer;

•	if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or

•	if a director of the Company serves as an officer of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

C.    For relationships not covered by Section B above, the determination of whether the relationship is material or not, and whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in Sections A and B above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section B above.

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for within the Audit Committee charter.

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Appendix C

AUDIT COMMITTEE CHARTER

I.    Purpose

The Audit Committee (“Committee”) will assist the Ashland Inc. (“Company”) Board of Directors (“Board”) in fulfilling its oversight responsibilities relating primarily to (a) the integrity of the Company’s financial statements and financial reporting process; (b) the integrity of the Company’s systems of internal accounting and financial controls; (c) the performance of the Company’s internal audit function and independent auditors; (d) the independent auditors’ qualifications and independence, and the audit of the Company’s financial statements; and (e) legal and regulatory compliance requirements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement. The Committee will maintain effective working relationships with and open communication between the Board, management and internal and independent auditors.

II.    Organization

A.    Membership

The Audit Committee will be composed of three or more directors, as determined by the Board. The Board elects the members of the Committee upon the recommendation of the Governance and Nominating Committee at the annual organization meeting of the Board for terms of one year, or until their successors are duly elected and qualified. Members shall serve at the pleasure of the Board. Unless a Chairman is elected by the full Board, the members may designate a Chairman by majority vote of the full membership of the Committee.

The Committee’s composition shall meet the independence and expertise requirements for audit committees imposed by the New York Stock Exchange (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations of the SEC, in each case as in effect from time to time. The Board shall endeavor to have at least one member of the Committee designated as an “audit committee financial expert,” as defined by the SEC.

B.    Meetings

The Committee will have four scheduled meetings each year, plus additional meetings as circumstances require. A majority of the members of the Committee will constitute a quorum for the transaction of business. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate.

III.    Responsibilities and Authorities

The Committee will carry out its oversight responsibilities through a variety of processes. It is management’s responsibility to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls, and it is the internal and independent auditors’ responsibility to review, and, when appropriate, audit those financial statements and internal control systems. In carrying out its oversight responsibilities, the Committee shall rely on the Company’s management and the internal and independent auditors. The Committee cannot provide any expert or special assurances as to the Company’s financial statements or internal controls or any professional certification as to the independent auditors’ work.

In undertaking its oversight responsibilities, the Committee will take appropriate actions to set the overall corporate tone for quality financial reporting, sound internal accounting and financial controls and compliance

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with law. In discharging its oversight role, the Committee may, as appropriate and necessary, institute special investigations, including hiring experts to assist as needed. The following are the primary recurring processes that will be utilized by the Committee in carrying out its oversight responsibilities. The Committee will supplement these recurring processes as appropriate for changing circumstances.

•	Accounting and Financial Controls: The Committee will review with management, the independent auditors and the internal auditor the effectiveness of the accounting and financial controls, including the Company’s systems to monitor and manage business risk. The Committee will meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations.

•	Preventive Law and Compliance Programs: The Committee will review the effectiveness of the Company’s preventive law and compliance programs, and will evaluate whether management is setting the appropriate “tone at the top” with respect to business ethics and compliance with law by communicating the importance of the Company’s Code of Business Conduct and acceptable business practices.

•	Independence of Outside Auditors: The Committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Committee, as representatives of the Company’s shareholders. The Committee has the ultimate authority and responsibility to select, compensate, evaluate and, where appropriate, terminate and replace the independent auditors, and the independent auditors shall be ultimately accountable to the Committee. Annually, the Committee will review and recommend to the Board the selection of the Company’s independent auditors, subject to shareholder ratification. The Committee will discuss the auditors’ independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. The Committee will review with management and authorize any appointment, replacement, reassignment or dismissal of the internal auditor.

•	Audit Scope: The Committee will discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of resources to be applied.

•	Reporting Procedures for Independent Auditors: The Company’s independent auditors shall report directly to the Committee.

•	Pre-approval of Services Performed by Independent Auditors: The Committee shall review and pre-approve (a) all auditing services and (b) all non-auditing services rendered to the Company by its independent auditors, in each case including all engagement fees and terms.

•	Independent Auditors’ Internal Quality-Control Procedures: The Committee shall receive from the independent auditors, at least annually, a written report describing: (a) the independent auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) (to assess the independent auditors’ independence) all relationships between the independent auditors and the Company.

•	Evaluation of Independent Auditors: After reviewing the foregoing report and the independent auditors’ work, the Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the Board.

•	Hiring Policies: The Committee shall establish clear hiring policies with respect to employees and former employees of the independent auditors in accordance with standards imposed by the NYSE and any applicable rules or regulations of the SEC, in each case as in effect from time to time.

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Financial Statements and Management’s Discussion and Analysis: Prior to their public filing, the Committee will review and discuss with management and the independent auditors (1) the annual audited financial statements and interim consolidated financial statements, including the Company’s

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disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations; and (2) any other matters to be communicated to the Committee by the independent auditors under generally accepted auditing standards, to determine whether they are complete and consistent with information known to the Committee members, and whether the independent auditors are satisfied with the disclosure and content of those financial statements. The Committee will recommend to the Board the consolidated financial statements of Ashland to be included in its Annual Report to Shareholders and Annual Report on Form 10-K.

•	Financial Information: The Committee will discuss with management and the independent auditors, as appropriate, earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Executive Sessions: The Committee shall meet periodically in separate sessions with (a) management, (b) the internal auditor, and (c) the independent auditors.

•	Audit Inquiries: The Committee shall regularly review with the independent auditors and the internal auditor any audit problems or difficulties encountered and management’s response.

•	Risk Assessment and Risk Management Policies: The Committee shall review and discuss with management, the internal auditor and the independent auditors, the Company’s risk assessment and risk management policies, including the company’s major risk exposures and steps taken by management to monitor and mitigate such exposures.

•	Disclosure Controls and Procedures and Internal Control Over Financial Reporting: The Committee shall review and discuss with management, the internal auditor and the independent auditors, the quality and adequacy of the Company’s disclosure controls and procedures and internal control over financial reporting, including reviewing any management internal control report, any significant internal control deficiencies or material weaknesses, any fraud involving management or others significantly involved in the Company’s disclosure controls and procedures or internal control over financial reporting, and any changes implemented in light of material control deficiencies or weaknesses.

•	Integrity of Management: The Committee shall review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to the Company’s Code of Business Conduct; and the Committee shall establish and maintain procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by Company employees regarding accounting and auditing matters.

The Committee may form and delegate authority to subcommittees. In particular, the Committee may delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the Committee at the next Committee meeting.

The Committee shall have the authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual assessment of its performance under its charter. The Committee shall review at least annually the adequacy of this charter with the Governance and Nominating Committee and recommend any proposed changes to the Board for approval.

IV.    Compensation

No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) fees paid to directors for service on the Board (including customary perquisites and other benefits that all directors receive), (ii) additional fees paid to directors for service on a committee of the Board (including the Committee) or as the chairperson of any committee and (iii) a pension or other deferred compensation for prior service that is not contingent on future service on the Board.

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